Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Fourth Quarter and Full Year 2015 Financial Results

ARLINGTON, VA, February 2, 2016 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) today reported non-GAAP core operating income of $30.3 million for the quarter ended December 31, 2015, or $1.31 per diluted share. Excluding realized gains and losses on private-label mortgage-backed securities (“MBS”), the Company reported non-GAAP core operating income of $31.1 million, or $1.35 per diluted share. A reconciliation of non-GAAP core operating income measures to GAAP net income (loss) appears at the end of this press release.

Fourth Quarter 2015 Financial Highlights

•	$1.31 per diluted share of non-GAAP core operating income
•	$1.35 per diluted share of non-GAAP core operating income excluding gain (loss) on private-label MBS
•	$0.82 per diluted share of net income
•	$0.86 per diluted share of total comprehensive income
•	$21.05 per share of book value
•	$0.625 per share dividend declared
•	Repurchased 48,695 shares of common stock for $0.6 million
•	Subsequent to year-end, fully repaid outstanding Federal Home Loan Bank (“FHLB”) advances

Full Year 2015 Financial Highlights

•	$5.91 per diluted share of non-GAAP core operating income
•	$5.30 per diluted share of non-GAAP core operating income excluding gain (loss) on private-label MBS
•	$(3.02) per diluted share of net loss
•	$(4.04) per diluted share of total comprehensive loss
•	$3.00 per share dividend declared

“Less volatile market conditions and lower prepayment speeds in Arlington’s agency MBS portfolio during the fourth quarter contributed to an improvement in the Company’s book value per share at year-end. Arlington’s private-label MBS portfolio continued its steady credit improvement trend and exhibited flat price performance during the quarter,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer. “Renewed volatility subsequent to year-end accompanied by declines in global growth expectations, risk assets and forward interest rates have produced additional spread widening between the Company’s interest rate hedges and its agency MBS to date this year. Looking forward from today, Arlington should benefit from enhanced agency MBS spreads, its flexible allocation to private-label MBS and tax-advantaged structure, although we remain cautious given global uncertainty and market conditions. In addition, our sizeable stock repurchase authorization remains available to enhance shareholder returns going forward.”

Other Fourth Quarter Highlights

As of December 31, 2015, the Company’s agency investment portfolio totaled $4,254.6 million consisting of $3,865.3 million of agency MBS and $389.3 million of net long to-be-announced (“TBA”) agency securities. As of December 31, 2015, the Company’s $3,865.3 million of fixed-rate agency MBS were comprised of the following:

•	$714.9 million of 3.5% 30-year MBS
•	$3,016.5 million of 4.0% 30-year MBS
•	$133.9 million of 4.5% 30-year MBS

As of December 31, 2015, the Company’s agency MBS had a weighted average original cost of $105.85 and a weighted average market price of $105.84. The Company’s fixed-rate agency MBS were specifically selected for their prepayment protections with approximately 48% of the Company’s agency MBS portfolio in specified pools of low loan balance loans, approximately 20% in specified pools of loans issued under the Home Affordable Refinance Program (“HARP”), while the remainder includes specified pools of loans originated in certain geographic areas, loans with low FICO scores or loans with other characteristics selected for the prepayment protection. Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic TBA agency security, decreased modestly to approximately 1/2 of a point as of December 31, 2015 compared to approximately 3/5 of a point as of September 30, 2015. The three-month constant prepayment rate (“CPR”) for the Company’s agency MBS decreased to 7.15% as of December 31, 2015, compared to 8.16% as of September 30, 2015.

As of December 31, 2015, the Company’s net long TBA securities had a net notional amount of $375.0 million, purchase price of $389.8 million and market value of $389.3 million resulting in a net GAAP carrying fair value of $(0.6) million. The Company accounts for its TBA mortgage portfolio as derivative instruments and recognizes income from TBA dollar rolls as a component of net investment gains and losses in the Company’s financial statements. As of December 31, 2015, the Company’s $389.3 million of net long TBA securities were comprised of the following:

•	$283.5 million of 3.5% 30-year MBS
•	$105.8 million of 4.0% 30-year MBS

During the fourth quarter of 2015, the Company modified the types of instruments it uses to hedge its agency MBS investment portfolio. The Company closed its Eurodollar and interest rate swap future contracts and generally replaced them with centrally cleared interest rate swap agreements and U.S. Treasury note futures. As of December 31, 2015, the total notional amount of the Company’s interest rate hedges on its agency investment portfolio was $2,835 million comprised of interest rate swap agreements and U.S. Treasury note futures. The total hedge notional amount as a percentage of the Company’s outstanding repurchase agreement and FHLB advance financing on its agency MBS and net long TBA position was 71% as of December 31, 2015 compared to 79% as of September 30, 2015. As of December 31, 2015, the Company had $750 million in notional amount of two-year interest rate swap agreements with a weighted average pay fixed rate of 1.04% and a remaining weighted average maturity of 1.9 years and $750 million in notional amount of 10-year interest rate swap agreements with a weighted average pay fixed rate of 2.12% and a remaining weighted average maturity of 9.9 years. As of December 31, 2015, the Company also had $1,335 million in notional 10-year U.S. Treasury note futures that were purchased during the fourth quarter when the 10-year U.S. Treasury note rate was 2.22% on a weighted average basis and had a market rate of 2.27% as of December 31, 2015.

Interest income less interest expense on short-term financing on the Company’s agency MBS portfolio for the fourth quarter of 2015 was $31.5 million. The amortization of net premiums on the Company’s agency MBS is reflected in the Company’s GAAP net income and changes in book value through net investment gains and losses rather than through net interest income and core operating income. For the quarter ended December 31, 2015, the estimated amortization of the Company’s net premium on its agency MBS, if amortized in proportion to the principal payments received during the period as a percentage of face value at the time of purchase, would have been approximately $5.9 million, or $0.25 per diluted share. Beginning in 2016, the Company intends to change its accounting policy for recognizing interest income on its agency MBS by amortizing purchase premiums as an adjustment to net interest income. During the fourth quarter of 2015, the Company recorded net investment losses on its agency investment portfolio of $44.9 million and net investment gains on its related derivative hedging instruments of $39.8 million for a net investment loss on its hedged agency MBS portfolio of $5.1 million. In recent quarters, the Company’s increased allocation of capital to agency MBS has resulted in growth in the Company’s net interest income and core operating income. With this growth in the agency MBS portfolio, the economic costs of the Company’s hedge instruments have grown proportionately. The economic costs of the Company’s hedge instruments are reflected in GAAP net income and changes in book value through net investment gains and losses rather than through net interest income and core operating income, with the exception of the net periodic interest costs of the Company’s interest rate swap agreements, which are reflected in core operating income.

As of December 31, 2015, the Company’s private-label MBS portfolio consisted of $169.8 million in face value with an amortized cost basis of $114.7 million and a fair value of $130.4 million. During the fourth quarter of 2015, the Company sold private-label MBS for sale proceeds of $5.5 million, realizing a GAAP gain of $0.3 million. Net sale proceeds from these private-label MBS after deducting associated repurchase financing was $2.4 million. Interest income less interest expense on short-term financing on the Company’s private-label MBS portfolio for the fourth quarter of 2015 was $2.7 million, including non-cash accretion of $1.6 million required under GAAP.

As of December 31, 2015, the Company had $2,797.6 million of repurchase agreements outstanding with a weighted average rate of 61 basis points and $786.9 million of FHLB advances outstanding with a weighted average rate of 36 basis points secured by an aggregate of $3,751.8 million of agency MBS at fair value. As of December 31, 2015, the Company also had $37.2 million of repurchase agreements outstanding with a weighted average rate of 242 basis points secured by $70.5 million of private-label MBS at fair value.

FHLB Membership and Advances

In September 2015, the Company’s wholly-owned captive insurance subsidiary was granted membership to the FHLB of Cincinnati. On January 12, 2016, the regulator of the FHLB system, the Federal Housing Finance Agency (“FHFA”), released a final rule that amends regulations governing FHLB membership, including preventing captive insurance companies from being eligible for FHLB membership. Under the terms of the final rule, the Company’s captive insurance company is required to terminate its membership and repay its existing advances within one year following the effective date of the final rule. In addition, the Company’s captive insurance company is prohibited from taking new advances or renewing existing maturing advances during the one-year transition period. The final rule becomes effective on February 19, 2016. The Company has repaid all of its outstanding FHLB advances, funded primarily through repurchase agreement financing.

Corporate Tax Structure

The Company is subject to taxation as a corporation under Subchapter C of the Internal Revenue Code of 1986, as amended. As of December 31, 2015, the Company had $107 million of net operating loss carry-forwards that begin to expire in 2027 and $241 million of net capital loss carry-forwards that begin to expire in 2019. For GAAP accounting purposes, as of December 31, 2015 the Company had a deferred tax asset of $97.5 million, or $4.24 per share, which reflects a partial valuation allowance against its net capital loss-carryforwards.

Stock Repurchase Program

In October 2015, the Company’s board of directors authorized an increase in the Company’s share repurchase program pursuant to which the Company may repurchase up to 2.0 million shares of its Class A common stock. During the fourth quarter, the Company repurchased 48,695 shares at an average price of $12.15 per share for a total purchase price of $0.6 million.

Distributions to Shareholders

The Company has announced the tax characteristics of the distributions paid on its common stock in calendar year 2015. The Company has determined that all of its cash distributions paid to shareholders in calendar year 2015 were returns of capital. Shareholders should receive a Form 1099-DIV containing this information from their brokers, transfer agents or other institutions.

The Company’s board of directors previously approved a distribution to common shareholders of $0.625 per share for the fourth quarter of 2015 that was paid on January 29, 2016 to shareholders of record as of December 31, 2015.

The tax characterization of the Company’s distributions to shareholders is determined annually and reported to shareholders on Form 1099-DIV after the end of the calendar year. As a C-corporation, distributions to shareholders of current or accumulated earnings and profits are qualified dividends eligible for the 23.8% federal income tax rate whereas similar distributions to shareholders by a REIT of current or accumulated earnings and profits are nonqualified dividends subject to the higher 43.4% tax rate on ordinary income inclusive of the 3.8% Medicare tax. Any distributions in excess of current or accumulated earnings and profits would be reported as returns of capital instead of qualified dividends.  Distributions that are classified as returns of capital are nontaxable to the extent they do not exceed a shareholder's adjusted tax basis in the Company's stock, or as a capital gain to the extent that the amount of the distribution exceeds a shareholder's adjusted tax basis in the Company's stock.

Conference Call

The Company will hold a conference call for investors at 9:00 A.M. Eastern Time on Wednesday, February 3, 2016 to discuss the results. Investors wishing to listen to the earnings call may do so via the Internet at:  http://www.arlingtonasset.com/index.php?s=19.

Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, FHLB advances, direct repo, and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in prepayment rates, changes in the Company’s returns, changes in the use of the Company’s tax benefits, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carry-forwards, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of our net operating loss and net capital loss carry-forwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, ability to realize book value growth through reflation of private-label MBS, and general economic, political, regulatory and market conditions. These and other material risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

ASSETS	December 31, 2015	September 30, 2015	December 31, 2014

Cash and cash equivalents	$36,987	$13,529	$33,832
Interest receivable	11,936	11,459	10,701
Sold securities receivable	-	28,035	-
Mortgage-backed securities, at fair value
Private-label securities	130,435	134,789	267,437
Agency securities	3,865,316	3,790,044	3,414,340
Derivative assets, at fair value	12,991	3,863	1,267
Deferred tax assets, net	97,530	103,319	125,607
Deposits	29,429	87,258	160,427
Other assets	20,182	9,938	4,120
Total assets	$4,204,806	$4,182,234	$4,017,731

LIABILITIES AND EQUITY

Liabilities:
Repurchase agreements	$2,834,780	$3,153,756	$3,179,775
Federal Home Loan Bank advances	786,900	308,500	-
Interest payable	2,436	1,200	1,106
Accrued compensation and benefits	5,170	4,293	6,067
Dividend payable	14,504	14,553	20,195
Derivative liabilities, at fair value	553	53,514	124,308
Purchased securities payable	-	92,107	-
Other liabilities	1,132	1,003	1,006
Long-term debt	75,300	75,300	40,000
Total liabilities	3,720,775	3,704,226	3,372,457

Equity:
Common stock	230	230	230
Additional paid-in capital	1,898,085	1,897,472	1,897,027
Accumulated other comprehensive income, net of taxes	12,371	11,334	35,872
Accumulated deficit	(1,426,655)	(1,431,028)	(1,287,855)
Total equity	484,031	478,008	645,274

Total liabilities and equity	$4,204,806	$4,182,234	$4,017,731

Book value per share	$21.05	$20.75	$28.09

Shares outstanding (in thousands) (1)	22,994	23,042	22,973

(1)	Represents shares of Class A common stock and Class B common stock outstanding plus vested restricted stock units convertible into Class A common stock less unvested restricted Class A common stock.

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)	Three Months Ended		Fiscal Year Ended
(Unaudited)	December 31,		December 31,
	2015	2014	2015	2014
INTEREST INCOME
Interest on agency securities	$35,475	$31,297	$139,244	$97,900
Interest on private-label securities	2,880	5,012	15,322	25,597
Other	9	7	27	50
Total interest income	38,364	36,316	154,593	123,547

INTEREST EXPENSE
Interest on short-term debt	4,237	2,901	14,701	9,181
Interest on long-term debt	1,184	553	4,188	2,210
Total interest expense	5,421	3,454	18,889	11,391

Net interest income	32,943	32,862	135,704	112,156

INVESTMENT LOSS, NET
Realized gain on sale of available-for-sale investments, net	291	4,431	17,725	17,257
Other-than-temporary impairment charges	(2,417)	(298)	(2,417)	(449)
(Loss) gain on trading investments, net	(43,383)	39,723	(64,388)	84,152
Gain (loss) from derivative instruments, net	38,207	(77,844)	(105,349)	(140,353)
Other, net	1,628	291	2,050	706
Total investment loss, net	(5,674)	(33,697)	(152,379)	(38,687)

OTHER EXPENSES
Compensation and benefits	2,567	3,326	9,719	13,467
Other operating expenses	1,216	1,154	4,448	4,602
Total other expenses	3,783	4,480	14,167	18,069

Income (loss) before income taxes	23,486	(5,315)	(30,842)	55,400

Income tax provision	4,675	25,651	38,561	47,647

Net income (loss)	$18,811	$(30,966)	$(69,403)	$7,753

Basic earnings (loss) per share	$0.82	$(1.35)	$(3.02)	$0.39

Diluted earnings (loss) per share	$0.82	$(1.35)	$(3.02)	$0.38

Weighted average shares outstanding - basic (in thousands)	23,034	22,973	23,002	20,043
Weighted average shares outstanding - diluted (in thousands)	23,066	22,973	23,002	20,397

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Unrealized gains (losses) on available-for-sale securities (net of taxes of $(164), $(1,084), $(4,281), and $633, respectively)	$(258)	$(1,702)	$(7,033)	$995
Reclassification in investment (loss) gain, net, related to sales and other-than-temporary impairment charges on available-for-sale securities (net of tax of $824, $(1,458), $(4,155) and $(5,324), respectively)	1,295	(3,116)	(16,468)	(11,392)
Comprehensive income (loss)	$19,848	$(35,784)	$(92,904)	$(2,644)

In addition to the financial results reported in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company calculated non-GAAP core operating income for the three months and years ended December 31, 2015 and 2014. In determining core operating income, the Company excludes certain legacy litigation expenses and adjusts net income determined in accordance with GAAP for the following non-cash and other items:

•	compensation costs associated with stock-based awards;
•	non-cash accretion of private-label MBS purchase discounts;
•	private-label MBS purchase discount accretion realized upon sale or repayment;
•	other-than-temporary impairment charges;
•	other-than-temporary impairment charges realized upon sale or repayment;
•	both realized and unrealized gains and losses on agency MBS;
•	unrealized gains and losses and early termination net settlement payments or receipts on interest rate swap agreements;
•	both realized and unrealized gains on losses on all other derivative instruments; and
•	non-cash income tax provisions.

In determining core operating income, the Company includes the periodic interest costs of its interest rate swap agreements, which the Company first began to enter into during the fourth quarter of 2015.

The Company’s investment strategy for its agency MBS portfolio is to generate a net interest margin on the leveraged assets and hedge the market value of the assets, expecting that the fluctuations in the market value of the agency MBS and related hedges should largely offset each other over time. As a result, the Company excludes both the realized and unrealized fluctuations in the gains and losses in the assets and hedges, except for the periodic interest costs of interest rate swap agreements, on its hedged agency MBS portfolio when assessing the underlying core operating income of the Company. However, the Company’s investment strategy for its private-label MBS portfolio is to generate a total cash return comprised of both interest income collected and the cash return realized when the private-label MBS are sold that equals the difference between the sale price and the discount to par paid at acquisition. Therefore, the Company excludes non-cash accretion of private-label MBS purchase discounts from non-GAAP core operating income, but includes realized cash gains or losses on its private-label MBS portfolio in core operating income to reflect the total cash return on those securities over their holding period. Since the timing of realized cash gains or losses on private-label MBS may vary significantly between periods, the Company also reports core operating income excluding gains on private-label MBS.

These non-GAAP core operating income measurements are used by management to analyze and assess the Company’s operating results on its portfolio and assist with the determination of the appropriate level of dividends. The Company believes that these non-GAAP measurements assist investors in understanding the impact of these non-core items and non-cash expenses on our performance and provides additional clarity around our earnings capacity and trends. A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Additional limitations of core operating income are that it does not include economic financing costs on the Company’s hedging instruments (with the exception of periodic net interest costs of interest rate swap agreements) or amortization of premiums or discounts on the Company’s agency MBS whereas those amounts are both reflected in net income determined in accordance with GAAP and changes in book value. Therefore, the Company believes net income on a GAAP basis and these core operating income measures on a non-GAAP basis should be considered together.

The following is a reconciliation of GAAP net income to non-GAAP core operating income measures for the three months and years ended December 31, 2015 and 2014 (dollars in thousands):

ARLINGTON ASSET INVESTMENT CORP.
NON-GAAP CORE OPERATING INCOME
(Dollars in thousands, except per share data)	Three Months Ended		Fiscal Year Ended
(Unaudited)	December 31,		December 31,
	2015	2014	2015	2014
GAAP net income (loss)	$18,811	$(30,966)	$(69,403)	$7,753
Adjustments:
Legacy litigation expenses	-	-	-	54
Non-cash income tax provision	5,480	25,254	37,515	46,354
Stock compensation	853	834	1,145	3,814
Net realized and unrealized loss on trading MBS and hedge instruments	3,879	38,022	168,339	55,830
Net realized gain on private-label MBS	(291)	(4,431)	(17,725)	(17,257)
Other-than-temporary impairment charges	2,417	298	2,417	449

Non-GAAP core operating income excluding gain on private-label MBS	31,149	29,011	122,288	96,997

Net realized gain on private-label MBS	291	4,431	17,725	17,257
Other-than-temporary impairment charges realized upon sale or repayment	-	(1,154)	(7,303)	(5,180)
Purchase discount accretion of private-label MBS realized upon sale or repayment	485	1,453	12,199	4,074
Non-cash interest income related to purchase discount accretion of private-label MBS	(1,633)	(2,315)	(8,453)	(12,570)

Non-GAAP core operating income	$30,292	$31,426	$136,456	$100,578

Non-GAAP core operating income excluding gain on private-label MBS per diluted share	$1.35	$1.24	$5.30	$4.76

Non-GAAP core operating income per diluted share	$1.31	$1.35	$5.91	$4.93

Weighted average diluted shares outstanding	23,066	23,316	23,088	20,397

The following tables present information on the Company’s investment and hedge portfolio as of December 31, 2015 (unaudited, dollars in thousands):

Agency MBS:
	Face Amount	Fair Value	Market Price	Coupon	Weighted Average Life
30-year fixed rate:
3.5%	$691,622	$714,925	$103.37	3.50%	7.0
4.0%	2,837,244	3,016,444	106.32	4.00%	5.5
4.5%	123,010	133,921	108.87	4.50%	4.6
5.5%	23	26	111.77	5.50%	5.0
Total/weighted average	$3,651,899	$3,865,316	105.84	3.92%	5.8

Net TBA Securities:
	Net Notional Amount	Average Net Contractual Forward Price	Average Net Market Price	Fair Value
30-year fixed rate:
3.5%	$275,000	$283,928	$283,469	$(459)
4.0%	100,000	105,883	105,789	(94)
Total	$375,000	$389,811	$389,258	$(553)

Private-label MBS:

Face value	$169,757
Discount	$(55,031)
Amortized cost	$114,726
Net unrealized gain	$15,710
Fair market value	$130,436
Fair market value (as a % of face value)	76.8%
Quarterly GAAP yield (annualized)	9.78%
Weighted average coupon	3.03%

Private-Label MBS Loan Collateral Statistics:

60+ days delinquent	11.9%
Credit enhancement	0.1%
Constant default rate (3-month)	4.7%
Loss severity (3-month)	32.1%
Voluntary prepayment rate (3-month)	6.1%

Interest Rate Swaps:

Years to Maturity	Notional Amount	Average Fixed Pay Rate	Fair Value	Average Remaining Maturity (Years)

Less than 2 years	$750,000	1.04%	$1,166	1.9
Greater than 9 years	750,000	2.12%	4,987	9.9
Total/weighted average	$1,500,000	1.58%	$6,153	5.9

U.S. Treasury Note Futures:
	Notional Amount	Fair Value	Contract Maturity

10-year U.S. Treasury note futures	$1,335,000	$6,813	March 2016